EXHIBIT 10.28

ROBERT L. LONG

CHIEF EXECUTIVE OFFICER

February __, 2009

[NAME]

Dear [NAME]:

Transocean Ltd. (the "Company") hereby grants to you effective as of February 12, 2009, _______ deferred units ("Deferred Units") in accordance with the Amended and Restated Long-Term Incentive Plan of Transocean Ltd. (the "Plan"). This award has been established on a target award of $___________. The conversion to actual number of Deferred Units is based on the average price over the 30 trading days up to the end of January 2009. This award is made and shall vest in accordance with the Plan, with the Company acting as the plan sponsor for its various employing subsidiaries. Your award is more fully described in Appendix A, Terms and Conditions of Deferred Unit Award.

Your Deferred Units are being awarded in recognition of your performance and contribution to the Company and, therefore, you do not need to pay any purchase price. Unless otherwise provided in Appendix A, your Deferred Units will vest in installments as follows ("Vesting Schedule"):

Period Beginning	Number of Deferred Units Vesting
February 12, 2010 February 12, 2011 February 12, 2012	«xxx» «xxx» «xxx»

Your Deferred Units are subject to the terms and conditions set forth in the Plan, any additional terms and conditions set forth in Appendix A and the Prospectus for the Plan, and any rules and regulations adopted by the Executive Compensation Committee of the Board of Directors.

This award letter and the associated documents, which can be found within the Transocean network at http://www.rigcentral.com/hqs/hr/comp_ben/bonus_plans/ltip.asp, contain the formal terms and conditions of your award.

Being a participant in the Plan means you have an opportunity to earn more and it also means you have certain responsibilities as a key member of our team. For the last several months, we have been focusing on driving a culture of leadership (setting clear expectations and providing regular feedback), compliance (rigorous adherence to the policies and procedures articulated in the Company's Management System and systematic use of the Company's safety tools Think and Start), and accountability (recognizing people for the contributions they make to the Company's success). In order for us to fully develop this culture, it is critical that you model these behaviors yourself and demand them from the people with whom you work. Our ability to create this culture of leadership, compliance, and accountability across our entire organization will ultimately impact our success as a company.

Congratulations on your award.

Very truly yours,

Robert L. Long

Appendix A

to Award Letter

Granted February 12, 2009 (the "Grant Date")

Terms and Conditions of

Deferred Unit Award

The deferred units ("Deferred Units") granted to you on the Grant Date by Transocean Ltd. (the "Company") representing a specified number of registered shares, par value 15.00 Swiss francs per share, of the Company ("Shares") are subject to the terms and conditions set forth in the Long-Term Incentive Plan of Transocean Ltd. (the "Plan"), any rules and regulations adopted by the Executive Compensation Committee of the Board of Directors (the "Committee"), any additional terms and conditions set forth in this Appendix A which forms a part of the award letter to you ("Award Letter") and the Prospectus for the Plan. Any terms used in this Appendix and not defined in the Award Letter have the meanings set forth in the Plan. The terms and provisions of your Deferred Units are governed by the terms of the Plan as amended and restated February 12, 2009, which is subject to approval of the Company's shareholders. If the Company's shareholders fail to approve the Plan as amended and restated, the terms and provisions of your Deferred Units will be governed by the terms of the Plan in existence prior to the amendment and restatement of February 12, 2009. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan will control.

1.	Vesting and Deferred Units
(a)

Unless vested on an earlier date as provided in this Appendix A, the Deferred Units granted pursuant to your Award Letter will fully vest in installments in accordance with the dates stated in the Vesting Schedule (the "Vesting Dates") specified in your Award Letter.

(b)

In certain circumstances described in paragraphs 4 and 6 below, your Deferred Units may vest before the final Vesting Date. In addition, the Committee may accelerate the vesting of all or a portion of your Deferred Units at any time in its discretion.

(c)	You do not need to pay any purchase price for the Deferred Units unless otherwise required in accordance with applicable law.
2.	Restrictions on the Deferred Units

Until and unless you vest in your Deferred Units and receive a distribution of Shares, you may not attempt to sell, transfer, assign or pledge them. Until the date on which you receive a distribution of the Shares in respect of any vested Deferred Units awarded hereunder, your award of Deferred Units will be evidenced by credit to a book entry account. You are required to open a brokerage account with Charles Schwab & Co., Inc. ("Schwab"), or such other broker as the Company reserves the right to designate, prior to taking possession of any vested shares. Failure to open and maintain such account and / or to follow instructions of the Company in this regard can result in the forfeiture of the Deferred Units. When Deferred Units vest, the net shares (total Shares distributable in respect of vested Deferred Units minus any Shares retained by the Company in accordance with the policies and requirements described in paragraph 7), will be delivered to you within sixty days after the Vesting Date in street name to your Schwab brokerage account (or, in the event of your death, to a Schwab brokerage account in the name of your beneficiary under the Plan) or, at the Company's option, a certificate for such shares will be delivered to you. Any Shares distributed to you in respect of vested Deferred Units will be registered in your name and will not be subject to any restrictions. There will be some delay between the Vesting Date and the date your shares become available to you due to administrative reasons.

3.	Dividends, Cash Consideration and Voting
(a)	Unvested Deferred Units

In the event that dividends are paid with respect to Shares, you will be entitled to receive a cash payment equal to the amount of the dividend paid per Share as of such dividend payment date multiplied by the number of unvested Deferred Units credited to your account immediately prior to such dividend payment date (the "Dividend Equivalent"). All Dividend Equivalents (if any) payable with respect to your unvested Deferred Units will be paid directly to you at the same time dividends are paid with respect to all other Shares of the Company and shall be subject to all applicable withholding taxes. For any non-cash dividends, the Committee may determine in its sole discretion the cash value to be so paid to you in respect of such Deferred Units.

(b)	Vested Deferred Units

In the event that dividends are paid with respect to Shares, an amount equal to that dividend will be paid to you in respect of any vested Deferred Units for which Shares have not yet been distributed, at the same time dividends are paid with respect to all other Shares of the Company and subject to all applicable withholding taxes.

(c)	Cash Consideration

In the event that Shares are exchanged or reclassified by the Company resulting in cash consideration paid for such Shares, you will be entitled to receive a cash payment equal to the amount of cash consideration corresponding to the number of unvested Deferred Units (including vested Deferred Units not yet distributed to you) credited to your account at the same time such cash consideration is paid with respect to all other Shares of the Company and subject to all applicable withholding taxes.

(d)	Voting Shares

You will have the right to vote your Shares that have been distributed in respect of any vested Deferred Units. There are no voting rights associated with Deferred Units.

(e)	No Other Rights

You shall have no other dividend equivalent, dividend or voting rights with respect to any Deferred Unit.

4.	Termination of Employment
(a)	General

The following rules apply to the vesting of your Deferred Units in the event of your death, disability, or other termination of employment.

(i)	Death or Disability. If your employment is terminated by reason of death or disability (as determined by the Committee), all of your Deferred Units will vest on your date of termination.
(ii)

Convenience of the Company. If the Company terminates your employment for the convenience of the Company (as determined by the Committee), all of your Deferred Units will vest on your date of termination.

(iii)

Other Termination of Employment. If your employment terminates for any reason other than death, disability or termination for the convenience of the Company (as those terms are used above), any of your Deferred Units which have not vested prior to your termination of employment will be forfeited.

(iv)	Adjustments by the Committee. The Committee may, in its sole discretion exercised before or after your termination of employment, accelerate the vesting of all or any portion of your Deferred Units.
(b)	Committee Determinations

The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, including without limitation whether as a result of death, disability, convenience of the Company or any other reason, and its determination shall be final, conclusive and binding upon you.

5.	Beneficiary

You may designate a beneficiary to receive any portion of the Deferred Units that become due to you after your death, and you may change your beneficiary from time to time. Beneficiary designations must be duly executed using the proper form designated by the Human Resources Department and timely filed with the Administrator of the Long-Term Incentive Plan in that department. If you fail to designate a beneficiary, Deferred Units due to you under the Plan will be paid to the executor or administrator of your estate in the event of your death.

6.	Change of Control
(a)	Acceleration of Vesting

Notwithstanding the provisions of the Award Letter or paragraphs 1 or 4, all of your Deferred Units will vest immediately upon a Change of Control Termination (as defined below).

(b)	Change of Control Termination

Upon the date of your termination of employment by the Company or any Subsidiary for any reason other than Cause (as defined below) within two years after the date of a Change of Control (a "Change of Control Termination"), the provisions of paragraph (a) shall apply.

"Cause" means (1) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), or (2) your willful engagement in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise. For purposes of clauses (1) and (2) of this definition, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company.

(c)	Section 280G Limitation

Notwithstanding anything in the Award Letter (including this Appendix A) to the contrary, if all or any portion of the benefits provided hereunder, either alone or together with other payments and benefits received or to be received from the Company or any affiliate or successor, would constitute a "parachute payment", as such term is defined in Section 280G(b)(2) of the U.S. Internal Revenue Code of 1986 (the "Code"), and the amount of the parachute payment, reduced by all U.S. federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Code Section 4999, is less than the amount you would receive if you were paid three times your "base amount", as defined in Code Section 280G(b)(3), less one dollar, reduced by all U.S. federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times your base amount less one dollar, and such reduction shall be made to those amounts that provide you with the best economic benefit (and to the extent any payments are economically equivalent, each shall be reduced pro rata), which may include, without limitation and to the extent necessary, a reduction to the award or vesting of Deferred Units in order that this limitation not be exceeded; provided, however, that this paragraph 6(c) shall be superseded in its entirety by (i) any contrary treatment of parachute payments to which you have agreed in writing prior to the Change of Control pursuant to any other plan, program or agreement, or (ii) any more favorable treatment of the excise tax on parachute payments extended to you by the Company or its affiliates pursuant to any other plan, program or agreement.

7.	Income Tax Withholding
(a)

You should consult the Long-Term Incentive Plan Prospectus for a general summary of the U.S. federal income tax consequences to you and, if applicable, the Swiss tax consequences to you, from the grant and/or vesting of Deferred Units based on currently applicable provisions of the Code, related regulations and Swiss tax rules. The summary does not discuss state and local tax laws or the laws of any other jurisdictions, which may differ from U.S. federal tax law and Swiss tax rules. For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.

(b)

The Company shall make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with the Deferred Units and, unless otherwise approved by the Company, the Company shall reduce the number of Shares otherwise deliverable to you upon the vesting of your Deferred Units by a number of Shares having a value approximately equal to the amount required to be withheld under the Company&#65533;s policies and procedures or applicable law. The Company may, in its discretion, permit you to make other arrangements satisfactory to the Company to satisfy any applicable withholding tax liability arising from the vesting of the Deferred Units. Further, any Dividend Equivalents paid to you in respect of Deferred Units pursuant to paragraph 3 above will be subject to tax withholding, as appropriate, as additional compensation.

(c)

In addition to the previous withholding requirements, any award under the Plan is also subject to all applicable withholding policies of the Company as may be in effect from time to time, at the sole discretion of the Company. Without limiting the generality of the foregoing, the Company expressly has the right to withhold or cause to be withheld (whether upon award determination, grant, vesting, or otherwise) any portion of an award (including without limitation any portion of any securities issuable in connection with the Deferred Units) pursuant to any tax equalization or other plan or policy, as any such policies or plans may be in effect from time to time, irrespective of whether such withholding correlates to the applicable tax withholding requirement with respect to your award. Awards are further subject to any tax and other reporting requirement that may be applicable in any pertinent jurisdiction including any obligation to report awards (whether related to the granting or vesting thereof) to any taxing authority or other pertinent third party.

8.	Restrictions on Resale

Other than the restrictions referenced in paragraph 2, there are no restrictions imposed by the Plan on the resale of Shares acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the "Securities Act") and the rules and regulations of the

Securities and Exchange Commission (the "SEC"), resales of shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be "affiliates" of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. There are no restrictions imposed by the SEC of shares acquired under the Plan by persons who are not affiliates of the Company.

9.	Effect on Other Benefits

Income recognized by you as a result of the grant or vesting of Deferred Units, the payment of any Dividend Equivalents with respect to your unvested Deferred Units or the payment of any dividends with respect to your Shares acquired in accordance with this Appendix A, will not be included in the formula for calculating benefits under any of the Company's retirement and disability plans or any other benefit plans.

10.	Code Section 409A Compliance

This award of Deferred Units is intended to comply with the provisions of Section 409A and, wherever possible, shall be interpreted as being so compliant therewith. No action taken to comply with Section 409A shall be deemed to impair a benefit under the Award Letter or this Appendix A.

Your Award Letter, Appendix A and related documents, which can be found within the Transocean network at http://www.rigcentral.com/hqs/hr/comp_ben/bonus_plans/ltip.asp, contain the formal terms and conditions of your award.

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